Exhibit 99.B(d)(4)

Schedule A
to the
Sub-Advisory Agreement
between
SEI Investments Management Corporation
and
Acadian Asset Management LLC

As of December 9, 2024, as amended June 1, 2026

SEI CATHOLIC VALUES TRUST

Catholic Values Equity Fund

Schedule B
to the
Sub-Advisory Agreement
between
SEI Investments Management Corporation
and
Acadian Asset Management LLC

As of December 9, 2024, as amended June 1, 2026

Pursuant to Paragraph 4, the Adviser shall pay the Sub-Adviser compensation at an annual rate as follows:

SEI Catholic Values Trust

Catholic Values Equity Fund	[REDACTED]
Catholic Values Equity Fund	[REDACTED]

Agreed and Accepted:

SEI Investments Management Corporation		Acadian Asset Management LLC

By:	/s/ James Smigiel	By:	/s/ Ted Noon

Name:	James Smigiel	Name:	Ted Noon

Title:	Chief Investment Officer	Title:	Chief Marketing Officer